EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                    10/28/05

                         WEEKLY ROR               MTD ROR                YTD ROR
CLASS A UNITS              1.19%                   -3.71%                 -6.33%
CLASS B UNITS              1.17%                   -3.77%                 -7.05%

* Subject to independent verification

              WEEKLY COMMENTARY FOR THE WEEK ENDED COTOBER 28, 2005

The Grant Park Futures Fund posted trading profits for the previous week. Positions in the interest rate and metals sectors accounted for the majority of profits. Losses came mostly from positions in the currency sector.

Short positions in the interest rate sector posted profits for the weekly session. Gains came in the foreign markets as comments concerning inflation by European Central Bank Governing Council member Nout Wellnick sent fixed income prices lower. In an interview with Bloomberg, Wellnick said that policy makers were increasingly concerned about inflation and verbal warnings were sometimes not enough. Short positions in the Eurex BOBL, Euro bund and EuroSwiss contracts benefited as prices for those contracts closed the week in lower territory. The British short-sterling and LIFFE euribor markets also closed lower as yields for the fixed income products (which move inversely to prices) spiked higher in response to the comments. Short positions in the domestic interest rate markets also recorded gains. U.S. 30 year bonds, 10 year notes and 5 year notes all closed the week at lower levels contributing to the profits.

Long positions in the metals sector were profitable as a weak U.S. dollar helped to push prices for precious metals higher. Analysts reported that a weaker-than-expected reading on U.S. consumer confidence (85.0 versus an expectation of 89.0) resulted in investors selling the U.S. dollar against its major trading partners. Weakness in the U.S. currency makes dollar-denominated precious metals cheaper to purchase for holders of foreign currencies. Commentators also noted that concerns over inflation (higher energy prices) had investors scrambling to buy gold as a "safe-haven" investment. The December gold contract on COMEX closed at $474.80 per ounce, up $5.70 for the week. December silver was 12.5 cents higher, closing at $7.82 per ounce. Long positions in the base metals were also profitable, as prices for copper, aluminum and zinc were higher for the weekly session.

Lastly, positions in the currency sector lost ground as the U.S. dollar depreciated against some of its major trading partners. The aforementioned news regarding consumer confidence sent the U.S. dollar lower and caused losses to short positions in the euro and Swiss franc. Short positions in the Japanese yen and Australian dollar also reported losses for the week. Additional losses also came from long positions in the U.S. dollar index as that contract fell 72 basis points by the end of the week.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


[LOGO]                                          555 West Jackson Blvd, Suite 600
Dearborn Capital Management, LLC                              Chicago, IL  60661
                                                (312) 756-4450  o (800) 217-7955
                                                            o FAX (312) 756-4452
                                             Performance Hotline: (866) 516-1574
                                                website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com